UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 14, 2017

Date of Report (Date of Earliest Event Reported)

PFO GLOBAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-167380	65-04332
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14401 Beltwood Parkway W., Suite 115
Farmers Branch, Texas		75244
(Address of Principal Executive Offices)		(Zip Code)

(817) 251-4333

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 14, 2017, Messrs. Charles Posternak and Joseph Schimmel resigned from their positions as directors of PFO Global, Inc. (the “Company”). Their resignations were not the result of any material disagreement with the Company regarding its operations, policies or practices.

(d) On February 21, 2017, the remaining directors elected Matt Cevasco to serve as a director on the Company’s board of directors (the “Board”). He will hold office until the next annual election and until his successor is duly elected and qualified, or until his earlier resignation or removal Mr. Cevasco also serves as the Company’s Chief Executive Officer and Principal Financial Officer.

Mr. Cevasco’s compensation arrangements did not change in connection with his appointment to the Board. Subject to the effects of the Company’s bankruptcy proceeding, the terms of his existing employment arrangement are as follows: On February 29, 2016, the Company appointed Mr. Cevasco as the Company’s Chief Executive Officer and entered into an employment agreement with him (the “Employment Agreement”). The Employment Agreement provides for an initial term of one year, with additional one-year renewals unless either party sends the other party a notice of intent not to renew at least sixty days prior to the expiration date of the applicable term. The Employment Agreement terminates upon Mr. Cevasco’s death or disability, and may be terminated by the Company with or without Cause (as defined in the Employment Agreement) immediately upon notice to Mr. Cevasco, or by Mr. Cevasco upon at least 60 days’ prior written notice. Mr. Cevasco’s annual base salary is $225,000 and he is eligible to receive an annual discretionary bonus of up to 40% of his then-current annual base salary, based upon achievement of individual and corporate performance objectives as determined by the Board or a committee thereof. Mr. Cevasco is entitled to participate in any employee benefit programs, plans and practices on the same terms as other salaried employees on a basis consistent with the participation of other senior executives. Subject to certain terms and conditions, Mr. Cevasco shall also receive the option to purchase up to 5% of the Company’s Class A common stock for the amount of $0.30 per share, subject to the terms and conditions of the PFO Global, Inc. 2015 Equity Incentive Plan, and subject to vesting requirements over a five-year period and the terms and conditions of the subscription agreement for such shares of Class A common stock. Among other items, the Company shall provide Mr. Cevasco (i) $800 per month for his use in purchasing or leasing an automobile; (ii) reimbursement for reasonable and necessary travel expenses and (iii) reimbursement for moving expenses, subject to certain terms and conditions. Pursuant to the Employment Agreement, and among other items, Mr. Cevasco has agreed to a non-competition covenant, a non-solicitation covenant and a non-recruitment covenant during the term of his employment with the Company and for the one-year period after Mr. Cevasco’s employment with the Company ceases for any reason. Mr. Cevasco has also agreed to abide by certain confidentiality and non-disclosure provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2017
PFO GLOBAL, INC.

/s/ Matthew Cevasco
Name: Matthew Cevasco
Title: Chief Executive Officer